Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz	Wolfe Axelrod Weinberger Associates, LLC
Vice President, Investor Relations and	Donald C. Weinberger
Corporate Communications	don@wolfeaxelrod.com
Lipid Sciences, Inc.	Media:
925-249-4031	Alisa Steinberg
dlorenz@lipidsciences.com	alisa@wolfeaxelrod.com
212-370-4500

FOR IMMEDIATE RELEASE:

May 9, 2006

Lipid Sciences, Inc. Reports Financial Results for the First Quarter 2006

Recruitment of Patients for the Human Clinical Trial of Lipid Sciences’ PDS-2 System

Is Expected to Begin May 15th

PLEASANTON, Calif., May 9, 2006 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the first quarter ended March 31, 2006. Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role. These medical indications include cardiovascular disease and viral infections such as those caused by Human Immunodeficiency Virus (HIV).

For the first quarter of 2006, the Company reported a net loss of $3.0 million, or $0.11 per share on a basic and diluted basis. This compares with a net loss of $2.4 million, or $0.10 per share, on a basic and diluted basis, for the same period in 2005. The net loss for the first quarter of 2006 includes grant revenue of $22,000 under a contract with the National Institutes of Health (NIH) related to work on a Severe Acute Respiratory Syndrome (SARS) development program.

Operating expenses of $3.2 million for the first quarter of 2006 increased from $2.5 million during the same period in 2005. The increase of $687,000, or 28%, was due primarily to non-cash stock option compensation expense totaling $425,000 and increased costs associated with the preparation of a human clinical trial of the Company’s Plasma Delipidation System-2 (PDS-2) at Washington Hospital Center in Washington, D.C. This non-cash stock option compensation expense does not effect the Company’s liquidity position. In addition, the Company has implemented a new accounting standard, SFAS No. 123(R), this quarter which requires the recognition of the fair value of employee stock options in the income statement, rather than as a pro-forma disclosure, as previously allowed.

At March 31, 2006, the Company had $12.6 million in cash, cash equivalents, and short-term investments. The Company anticipates that sufficient capital is available to fund its operations, including current development projects, through the first quarter of 2007. The Board of Directors continues to consider third-

party inquiries and explore strategic initiatives, public or private financings, and the formation of strategic development or licensing partnerships.

Dr. S. Lewis Meyer, President and Chief Executive Officer of Lipid Sciences, commented, “We are now prepared to begin our Human Clinical Trial. Approval has been received from the Institutional Review Board of MedStar Research Institute and that has been forwarded on to the FDA. The PDS-2 systems are in place at the trial site at Washington Hospital Center in Washington, D.C. and have been validated. The clinical trial support personnel are in place and have been trained. The planned process of validating every step of the human trial protocol in preparation for the recruitment of the trial subjects is nearing completion. We have begun an outreach effort to the regional medical community to identify subjects within that patient population who might be suitable for recruitment into our trial. The patient recruitment process is expected to begin on May 15th, and we will provide updates on our progress.”

Approval to Begin Human Clinical Received from Institutional Review Board

On April 19, 2006 Lipid Sciences received notification from the Institutional Review Board of MedStar Research Institute that approval had been given to begin a human clinical trial of the Company’s PDS-2. With this approval, all conditions set by the FDA earlier this year have been met for the initiation of the trial.

This human clinical trial titled, “A Randomized Single-Blind, Placebo Controlled Study to Evaluate the Safety of the Lipid Sciences PDS-2 in Subjects with Prior Acute Coronary Syndrome” will be conducted at Washington Hospital Center (WHC) in Washington, D.C. WHC is one of the world’s largest cardiac catheterization laboratories performing over 19,000 procedures in the last year, offering a large potential population of patients suitable for inclusion in this study. WHC also has long-standing experience in conducting human clinical trials—participating in 30-50 cardiovascular investigational trials at any given time. Dr. Ron Waksman, Associate Director, Division of Cardiology, at Washington Hospital Center, and an internationally recognized intravascular ultrasound (IVUS) specialist, will be the principal investigator for the trial.

The treatment subjects in this trial will receive 7 weekly infusions of plasma that has been delipidated by the PDS-2 system; the control subjects will receive infusions of their own untreated plasma that has not been delipidated. Including the screening, treatment and post treatment analysis, the study duration for each subject will be approximately 10 weeks. It is expected that the total study will conclude by the end of the year.

Annual Meeting of Stockholders

The 2006 Annual Meeting of Stockholders of Lipid Sciences, Inc. will be held at the Company’s executive offices in Pleasanton, California on Thursday, June 1, 2006, at 8:00 a.m. Pacific Daylight Time. An Annual Report, Proxy Statement, and Proxy Card were mailed on April 26, 2006 to stockholders of record as of April 3, 2006.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role. The Company’s HDL Therapy platform (HDL Selective Delipidation and HDL mimetic peptides) is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events. The Company’s Viral Immunotherapy platform is focused on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by application of Lipid Sciences’ proprietary delipidation technology. The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease. Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS and influenza.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; we have incurred significant losses since our inception and it is our expectation that we will incur substantial losses in the future; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com. If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands, except share amounts)	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$2,244	$1,752
Short-term investments	10,389	12,836
Prepaid expenses	239	355
Other current assets	36	18
Total current assets	12,908	14,961
Property and equipment	381	419
Long-term lease deposits	19	19
Total assets	$13,308	$15,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,488	$1,292
Accrued related party royalties	375	250
Accrued compensation	530	390
Taxes payable	3	--
Total current liabilities	2,396	1,932
Deferred rent	11	9
Total liabilities	2,407	1,941

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	--	--
Common stock, $0.001 par value; 75,000,000 shares authorized; 27,372,767 and 27,359,267 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	27	27
Additional paid-in capital	77,152	76,712
Deficit accumulated in the development stage	(66,278)	(63,281)
Total stockholders’ equity	10,901	13,458
Total liabilities and stockholders’ equity	$13,308	$15,399

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Period from Inception (May 21, 1999) to March 31,
(In thousands, except per share amounts)	2006	2005	2006

Grant Revenue	$22	$--	$63
Operating expenses:
Research and development (including non-cash stock option compensation expense of $222 and $41 for the three months ended March 31, 2006 and March 31, 2005, respectively)	1,950	1,624	54,198
Selling, general and administrative (including non-cash stock option compensation expense of $203 and zero for the three months ended March 31, 2006 and March 31, 2005, respectively)	1,209	848	24,273
Total operating expenses	3,159	2,472	78,471
Operating loss	(3,137)	(2,472)	(78,408)
Interest and other income	140	87	3,723
Loss from continuing operations	(2,997)	(2,385)	(74,685)
Income tax benefit	--	--	8,004
Net loss from continuing operations	(2,997)	(2,385)	(66,681)
Discontinued operations:
Income from discontinued operations	--	--	582
Income tax expense	--	--	(179)
Income from discontinued operations - net	--	--	403
Net loss	$(2,997)	$(2,385)	$(66,278)

Loss per share – basic and diluted:
Net loss per share	$(0.11)	$(0.10)

Weighted average number of common shares outstanding – basic and diluted	27,361	24,912